Exhibit 5

                     INVESTMENT ADVISORY AGREEMENT
                                BETWEEN
                  CONSOLIDATED ASSET MANAGEMENT FUND
                                  AND
                  CONSOLIDATED MONEY MANAGEMENT, INC.
                  -----------------------------------

    AGREEMENT made this 8th day of December, 1988 by and between CONSOLIDATED ASSET MANAGEMENT FUND, a Pennsylvania business trust
(hereinafter called the "Fund"), and CONSOLIDATED MONEY MANAGEMENT, INC., a Pennsylvania corporation (hereinafter called the "Advisor").

    The Fund and the Advisor hereby agree as follows:

    1. Duties of the Advisor: The Advisor shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the Fund's portfolio, the nature and timing of the changes therein and the manner of implementing such changes and (ii) provide the Fund and/or the Board of Trustees with such investment advisory research and related services as the Fund and/or the Board of Trustees may, from time to time, reasonably require. The Advisor shall perform such duties in accordance with the applicable provisions of the Fund's Declaration of Trust, By-laws and current prospectus and statement of additional information, and any directions it may receive from the Fund's Board of Trustees.

    2. Expenses Payable by the Fund. The Fund shall distribute its own Shares in accordance with the terms of a Distribution Plan adopted pursuant to the provisions of Rule 12b-l


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under Section 12(b) of the Investment Company Act of 1940.  An annual fee equal to 1/4 of 1% of the net asset value of the Fund shall be paid to the Advisor pursuant to the terms of the Distribution Plan. The Fund may also, in the future, determine to enter into share distribution agreements with one or more registered broker-dealers for the distribution of its shares.

    The Fund shall also pay all administrative and other costs and expenses attributable to its operations and transactions, including, without limitation, transfer agent and custodian fees; legal and audit expenses; expenses relating to the redemption of its shares; expenses of holding annual shareholder meetings; expenses relating to the servicing of shareholder accounts; fees and expenses incurred in connection with the printing and distribution of its proxy statements, stockholders reports and notices; trade association fees; cost of supplies and postage; fees and expenses relating to the registration of the Fund's shares under federal and state laws and regulations; applicable federal, state and local taxes; insurance premiums; the costs of personnel necessary to maintain the Fund's records, perform daily pricing and service shareholder requests; interest and brokerage commissions; and such nonrecurring expenses as may arise including actions, suits or proceedings to which the Fund is a party and the legal obligation that the Fund may have to indemnify its officers and trustees with respect thereto.

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    The Fund will pay the fees and expenses of the noninterested Trustees of the Fund.

    3. Expenses Payable by the Advisor. The Advisor shall furnish, without expense to the Fund, the services of those of the Advisor's officers and full-time employees who may be duly elected executive officers or trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law, and shall pay all of the salaries, fees and expenses of the Fund's interested Trustees, president, vice-presidents, secretary and treasurer and all personnel who perform services related to research and investment activities.

    CMM has agreed that if the aggregate expenses of the Fund including the management fee but excluding taxes, interest, brokerage commissions and extraordinary items, should exceed 1.5% of the first $100 million of the average net assets of the Fund and 1% of the balance of such average net asset value in excess of $100 million (based on a determination of the Fund's net asset value on the last business day of each month of the year) then such excess expenses will be paid to the Fund by CMM but only to the extent of the management fee. In the event that Fund shall qualify its shares for sale in any jurisdiction the applicable statutes or regulations of which are more restrictive than the foregoing, the Advisor shall reduce its annual investment advisory fee to the extent that the Fund's total annual expenses (other than brokerage commissions and other capital items, interest, taxes, extraordinary and other excludable items,

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charges, costs and expenses) exceed the regulations of any such jurisdiction, so long as the Fund remains so qualified in such jurisdiction.

    4. Compensation of the Advisor. The Fund shall pay to the Advisor and the Advisor shall accept as compensation for the services provided by the Advisor a fee calculated as follows:

    .50% of the first $500 million dollars in average net assets;

    .45% of the next $500 million dollars in average net assets;

    .40% of the next $500 million dollars in average net assets; and .35% of average net assets in excess of $1.5 billion.

    The fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the advisor on the first business day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

    5. Brokerage Commissions. The Advisor or any subinvestment advisor, in carrying out its duties, is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, or a broker/dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, or broker/dealer

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would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such member, or broker/dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the accounts as to which it exercises investment discretion (as such term is defined in the Securities Exchange Act of 1934, as amended).

    6. Limitations on the Employment of the Advisor. The services of the Advisor to the Fund shall not be deemed exclusive, and the Advisor may engage in any other business or render similar or different services to others so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote its time and attention in part to any other business, whether of a similar or dissimilar nature. So long as this Agreement or any extension, renewal or amendment remains in effect, the Advisor shall be the only investment advisor to the Fund, subject to the Advisor's right to enter into sub-advisory agreements. The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of or direction by the Fund's Board of Trustees, or any committee

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thereof, or any omission by any of them, unless such action or omission has been caused by the Advisor's gross negligence, willful malfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement.

    7. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective on the day and year first above written, the requirements of the Investment Company Act of 1940 having first been satisfied, and shall continue in effect until December 8, 1990, unless sooner terminated. It shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund's Board of Trustees, or (b) the vote of a majority of the Fund's outstanding voting shares, provided that in either event the continuance is also approved by a majority of such Trustees who are not parties to this Agreement or "interested persons" (as such term is defined in the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days prior written notice by the vote of a majority of the Fund's outstanding voting Securities or by the vote of a majority of the Fund's Board of Trustees or by the Advisor, and will automatically terminate in the event of its "assignment" (as such term is defined in the Investment Company Act of 1940). Any notice under this Agreement shall be given in writing,

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addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                           CONSOLIDATED ASSET
                                           MANAGEMENT FUND

                                           By   /s/ Stephen B. Tily, III
                                           ------------------------------
                                                President

                                           CONSOLIDATED MONEY
                                           MANAGEMENT, INC.

                                           By   /s/ Terence P. Smith
                                           ------------------------------
                                                President

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